EXHIBIT (a)(1)(D)

PHOTOMEDEX, INC.

AMENDMENT TO
OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR COMMON STOCK

THE OFFER EXPIRES AT 12:00 P.M., U.S. PACIFIC STANDARD TIME (“PST”),
ON DECEMBER 31, 2010, UNLESS WE EXTEND THE OFFER

Reference is made to that certain Offer to Exchange Outstanding Options for Common Stock dated December 1, 2010 (the “Offer to Exchange”) pursuant to which PhotoMedex, Inc. (the “Company” or “we”) is offering its employees, directors and other third-party service-providers the opportunity to exchange their outstanding stock options with exercise prices greater than $10.00 (the “Eligible Options” or “Eligible Option Grants”) for shares of our Common Stock (the “Common Stock”).  The Company hereby amends the Offer to Exchange as follows:

1.	The definition of “Expiration Date” appearing in the Glossary of the Offer to Exchange is hereby replaced in its entirety with the following:

Expiration Date means the date that the Offer will expire, which is currently set to be at 12:00 p.m., PST, on December 31, 2010, unless we extend the Offer to a later time and/or date.

2.	All references in the Offer to Exchange referring to December 30, 2010 as the date on which the Expiration Date is currently set are hereby replaced by reference to December 31, 2010.

3.	All references in the Offer to Exchange referring to 5:00 p.m., PST as the time on the Expiration Date at which the Offer will expire are hereby replaced by reference to 12:00 p.m., PST.

4.
Section 6 of the Offer to Exchange is hereby amended such that the sentence “Our failure to exercise any of these rights is not a waiver of any of these rights” is hereby deleted from the second to last paragraph of Section 6.  Giving effect to such deletion, such paragraph hereby is amended to state in its entirety:

The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

5.	Annex A to this Amendment to the Offer to Exchange is hereby incorporated into and made a part of the Offer to Exchange.

Amendment to Offer to Exchange dated December 14, 2010

ANNEX A
SELECTED SUMMARIZED FINANCIAL DATA

Annex A provides you with selected summarized financial data about the Company that may be useful to you in deciding whether and how to participate in the Offer to Exchange.  The tables of financial data are attached to, and are an integral part of, this Annex A.  The tables set forth:

1.           Summarized annual and quarterly financial information;

2.           Loss per common share from continuing operations (basic and diluted, if applicable);

3.           Net loss per common share (basic and diluted, if applicable); and

4.           Book value per share as of the date of the most recent balance sheet, that book value is $7.12 as of September 30, 2010.

Audited Balance Sheet Data
(At Period End)(in '000s)

	31-Dec 2009	31-Dec 2008

Current assets	$13,542	$16,455
Non-current assets	39,626	30,259
Total assets	$53,168	$46,714
Current liabilities	$11,327	$13,047
Non-current liabilities	18,919	3,985
Total liabilities	$30,246	$17,032
Stockholders' equity	$22,922	$29,682

Audited Statement of Operations Data
(in '000s except shares data):

	31-Dec 2009	31-Dec 2008

Revenues	$32,688	$34,770
Cost of revenues	17,426	16,995
Gross profit	15,262	17,775
Selling, general and administrative	23,083	26,797
Engineering and product development	1,138	1,073
Loss from continuing operations before
interest and other income, net	-8,959	-10,095
Interest income	8	156
Interest expense	-2,379	-1,189
Change in fair value of warrant liability	809	0
Loss from continuing operations	-10,521	-11,128
Income from discontinued operations	0	286
Loss on sale of discontinued operations	0	-449
Net loss	$-10,521	$-11,291

Loss per share, basic and diluted
From continuing operations	$-6.42	$-7.41
From discontinued operations	$0.00	$-0.11
Net loss per share, basic and diluted	$-6.42	$-7.52
Shares used in computing basic and diluted
loss per share	1,640,006	1,500,767

Unaudited Balance Sheet Data
(At Period End)

	31-Mar 2010	30-Jun 2010	30-Sep 2010
Current assets	$12,257	$14,228	$14,021
Non-current assets	39,686	38,409	36,973
Total assets	$51,943	$52,637	$50,994
Current liabilities	$9,835	$9,864	$11,184
Non-current liabilities	22,148	21,265	20,058
Total liabilities	$31,983	$31,129	$31,242
Stockholders' equity	$19,960	$21,508	$19,752

Book value per share	$8.92	$7.76	$7.12
Shares outstanding at end of period	2,238,637	2,772,637	2,772,637

Unaudited Statement of Operations Data
(in '000s except shares data):

	3 mos ended		6 mos ended		9 mos ended
	3/31/10	3/31/09	6/30/10	6/30/09	9/30/10	9/30/09

Revenues	$6,687	$7,498	$14,698	$15,812	$24,283	$24,409
Cost of revenues	3,594	3,797	7,680	7,704	13,310	12,585
Gross profit	3,093	3,701	7,018	8,108	10,973	11,824
Selling, general and administrative	5,085	6,700	9,838	13,631	14,458	18,673
Engineering and product development	339	202	619	538	891	850
Loss from continuing operations before
interest and other income, net	-2,331	-3,201	-3,439	-6,061	-4,376	-7,699
Interest expense, net of interest income	-654	-403	-1,539	-1,084	-2,402	-1,739
Change in fair value of warrant liability	-931	92	-98	923	-133	1,205
Net loss	$-3,916	$-3,512	$-5,076	$-6,222	$-6,911	$-8,233

Net loss per share from continuing operations, basic and diluted	$-1.75	$-2.34	$-2.12	$-4.14	$-2.74	$-5.48
Net loss per share, basic and diluted	$-1.75	$-2.34	$-2.12	$-4.14	$-2.74	$-5.48
Shares used in computing basic and diluted net loss per share	2,238,456	1,500,835	2,397,620	1,501,236	2,523,838	1,502,683